Exhibit 10.32

October 26, 2017

Dear Cormac:
I am pleased to extend to you this offer to assume the role of Chief Commercial Officer, reporting directly to Andrea Ayers, Chief Executive Officer for Convergys Corporation.
You will continue to be employed by Convergys CMG UK Limited (“Convergys”) a wholly-owned subsidiary of Convergys Corporation.
Your proposed effective start date for this new role will be Monday October 30, 2017. Your current role with Convergys will end Sunday October 29, 2017.
Your new role will be based at Convergys Corporation’s global headquarters in Cincinnati, Ohio and as per the terms of your new Service Agreement you will be expected to relocate to Cincinnati to work in this position.
Your base salary will be $450,000 on an annualized basis, which will be converted to British Pound Sterling based on the exchange rate as defined in clause 5.1 of the attached Service Agreement.
Beginning and effective January 2, 2018, you will be eligible for an annual incentive opportunity of 100% of your base pay for achieving in-year target performance. Under current plan design, superior performance will allow for up to 200% achievement of your targeted opportunity. All awards will be governed by the terms of the Annual Incentive Plan (Plan) in force from time to time, which will include details regarding the timing of award distributions, the form and amount of distributions, and additional conditions that must be satisfied in order to receive an award. Convergys and Convergys Corporation reserve the right to modify or cancel the Plan for any reason at any time. For the remainder of 2017, there will be no change to your current bonus target and you will be eligible for the incentive plan applicable to your current position (President-EMEA) level and current salary of GBP 254,228.57.
You are also eligible to participate in the Convergys Corporation Amended and Restated Long Term Incentive Plan (LTIP) strictly subject to the rules of the plan in force from time to time. Your LTIP awards for 2017 have already been awarded to you. For 2018, you will be eligible to be awarded approximately $450,000 in target value under the LTIP. Individuals at your level currently receive awards issued in a mixture of 50% Time-based Restricted Stock Units (TRSUs) and 50% Performance-based Restricted Stock Units (PRSUs). The mixture of TRSUs and PRSUs will be determined by the Compensation and Benefits Committee of the Board of Directors from time to time. Under current plan design, the maximum payout opportunity for the PRSUs is 200% of the number of PRSUs awarded.
Additionally, due to the need for you to relocate from the United Kingdom to Cincinnati, Ohio, in order to work in your new role, Convergys shall provide the following benefits during the course of your new role working at Convergys Corporation Headquarters in Cincinnati, Ohio:

•	Assistance, costs and expenses associated with obtaining all necessary immigration services in order for you to work legally in the United States in the role of Chief Commercial Officer.

•	Destination Services which includes assistance with opening bank accounts, obtaining a U.S. driver’s license, and assistance in locating suitable housing, temporary living expenses

•	Tax Equalization and cost of tax preparation services

•	Costs for rental of furnished housing in an amount not to exceed $42,000 annually.

•	Costs for automobile lease in the United States, in an amount not to exceed $10,000 annually

•	Repatriation expenses at the conclusion of your work/assignment at Convergys Global Headquarters in Cincinnati, Ohio, in an amount not to exceed $5,000.
Please note that this offer is contingent upon the following:

•	Your agreeing to and execution of the attached Service Agreement titled Service Agreement between Convergys CMG UK Ltd. and Cormac Twomey, dated September 2017. (Attachment A).

•	Cooperation and completion of all initial visa and immigration requirements, and eligibility to work in the United States.
All other terms and conditions governing your employment in this new role shall be governed by the attached Service Agreement dated October 26, 2017.
lf the above items are acceptable to you and you choose to accept this offer of employment which incorporates any enclosures or attachments, please indicate your acceptance of this offer by signing below and returning a copy to me by end of day Friday October 27, 2017.
We look forward to you accepting this offer and joining the Convergys team here at Convergys Corporation Headquarters in Cincinnati, Ohio.

Sincerely,
/s/ Dennis Hicks
VP Human Resources, Compensation & Benefits

Acceptance:
/s/ Cormac Twomey
October 27, 2017